Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-275874 on Form N-1A of our report dated February 12, 2026 relating to the financial statements and financial highlights of VIP Hedged Equity Portfolio, appearing on Form N-CSR of  Variable Insurance Products Fund VI for the year ended December 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts

April 15, 2026